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                               STOCK PURCHASE AGREEMENT

                        (SERIES B CONVERTIBLE PREFERRED STOCK)


         Stock Purchase Agreement ("Agreement") made and entered into as of the 20th day of September, 1994 by and among Apollon, Inc., a Pennsylvania corporation (the "Company"), and Centocor, Inc., a Pennsylvania corporation ("Centocor").

                                 W I T N E S S E T H


         WHEREAS, the Company is in need of a biopharmaceutical manufacturing facility and Centocor is willing to upgrade an existing Centocor manufacturing facility to specifications suitable for the Company's needs, and make such upgraded facility available to the Company for use in the development and manufacture of the Company's nucleic acid-based product candidates and genetic vaccine product candidates; and

         WHEREAS, the Company desires to sell to Centocor 400,000 shares of the Company's Series B Convertible Preferred Stock (the "Shares") in consideration of Centocor's upgrading of its manufacturing facility and making it available to the Company for the Company's use; and

         WHEREAS, the Company desires to have, and Centocor is willing to grant to the Company, an option to pay to the Company $1,000,000 in cash in lieu of delivering the Shares.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, as well as the expression of intention by the parties hereto to be legally bound by this, a written agreement, subject to the terms and conditions hereof and in reliance upon the representations, warranties and covenants contained herein, it is agreed as follows:

         Section 1.  Purchase of Shares.

              1.1 Purchase and Sale. The Company shall sell, and Centocor shall purchase, the Shares in consideration of Centocor's upgrading and making available certain production facilities, currently leased by Centocor, consisting of approximately 3,100 square feet, as more particularly described in the Facilities Use Agreement (defined below) (the "Facilities"). The Company, at its sole discretion and option, may satisfy its obligation to deliver any of the Shares by paying to Centocor the cash equivalent of such Shares at the price

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of $2.50 per share (the "Cash Equivalent").  Any payment of the Cash
Equivalent shall be made by check in next day funds.

              1.2 The Facilities. Centocor and the Company shall execute deliver a Facilities Use Agreement (the "Facilities Use Agreement") in substantially the form of Exhibit 1.2(a) to this Agreement. On or before the date hereof, Centocor shall complete in full the upgrade of the Facilities in accordance with Exhibit 1.2(b) to this Agreement, and shall make the Facilities available to the Company in accordance with the Facilities Use Agreement.

              1.3 Initial Closing. The initial closing ("Initial Closing") shall be held at the offices of Ballard Spahr Andrews & Ingersoll, 1735 Market Street, Philadelphia, Pennsylvania, 19103 on the date the Facilities are made available to the Company in accordance with Section 1.2, commencing at 2:00 p.m., or at such other time, date or place as may be mutually agreed upon (the "Initial Closing Date"). At the Initial Closing, the Company shall deliver 200,000 Shares or the Cash Equivalent to Centocor and Centocor shall execute and deliver to the Company the Facilities Use Agreement and shall make the Facilities available to the Company.

              1.4 Second Closing. The second closing (the "Second Closing") shall be held at the offices of Ballard Spahr Andrews & Ingersoll, 1735 Market Street, Philadelphia, Pennsylvania, 19103 on the date the Company shall successfully manufacture in the Facilities its first GMP lot of a genetic vaccine product candidate for use in human clinical trials, commencing at 2:00 p.m., or at such other time, date or place as may be mutually agreed upon (the "Second Closing Date"). At the Second Closing, the Company shall deliver 200,000 Shares or the Cash Equivalent to Centocor.

         Section 2. Conditions to the Obligations of Centocor at Closing.

         The obligation of Centocor to execute and deliver the Facilities Use Agreement, to make the Facilities available to the Company and to purchase the Shares at the Initial Closing is subject to the satisfaction on or prior to the Initial Closing of the following conditions, any of which may be waived by
Centocor:

              2.1 Opinion of Counsel to the Company. Centocor shall have received an opinion, dated the Initial Closing Date, of Ballard Spahr Andrews & Ingersoll, counsel for the Company, substantially in the form of Exhibit
2.1 hereto.

              2.2 Representations and Warranties. All of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Initial Closing Date with the same effect as if made on the Initial Closing Date, except to the extent of changes

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contemplated hereby or caused by the transactions contemplated hereby.

              2.3 Performance of Covenants. All of the covenants and agreements of the Company contained in this Agreement and required to be performed on or prior to the Initial Closing Date shall have been performed in a manner reasonably satisfactory in all respects to Centocor and its counsel.

              2.4 Legal Action. No action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order will or could prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the financial condition or operations of the Company.

              2.5 Consents. All consents required to enable the Company to observe and comply with all of its obligations under this Agreement and in connection with the transactions contemplated hereby shall have been obtained and all "blue sky" filings necessary in connection with the issuance and sale of the Shares shall have been made.

              2.6 Closing Documents. The Company shall have delivered to Centocor (a) an officer's certificate dated the Initial Closing Date (i) stating that the conditions in Sections 2.2 through 2.5 have been satisfied, and (ii) attaching the Company's Articles of Incorporation, as amended (the "Articles"), Bylaws (the "Bylaws"), all resolutions of the Board of Directors relating to the issuance and sale of the Shares and a good standing certificate issued by the Commonwealth of Pennsylvania, and (b) such certificates, other documents and instruments as Centocor may reasonably request in connection with, and to effect, the transactions contemplated by this Agreement.

              2.7 Proceedings. All corporate, shareholder and other proceedings taken or to be taken in connection with the transactions contemplated hereby to be consummated at Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Centocor and its counsel.

         Section 3.  Conditions to the Obligations of the
                     Company at Closing.

         The obligation of the Company to enter into the Facilities Use Agreement and to deliver the Shares at the Initial Closing and to deliver the Shares at the Second Closing is subject to the satisfaction on or prior to the date of such

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Closing of the following conditions, any of which may be waived by the
Company:

              3.1 Representations and Warranties. All of the representations and warranties of Centocor contained in this Agreement and the Facilities Use Agreement shall be true and correct in all material respects at and as of the Initial Closing Date with the same effect as if made on the Initial Closing Date, except to the extent of changes contemplated hereby or thereby or caused by the transactions contemplated hereby or thereby.

              3.2 Legal Action. No action or proceeding before any court or governmental body shall be threatened or pending wherein an unfavorable judgment, decree or order would or could prevent the carrying out of this Agreement or any of the transactions contemplated by this Agreement or cause such transactions to be rescinded.

              3.3 Agreement of Lease. The Agreement of Lease, dated September 28, 1989, between Centocor and Rouse & Associates-256 Great Valley Parkway (the "Landlord") shall be in full force and effect and no default, and no event which, with the giving of notice or the passage of time, or both, could constitute a default thereunder, shall have occurred.

              3.4 Facilities Use Agreement. Centocor shall have upgraded and validated the Facilities in accordance with Exhibit 1.2(b) to this Agreement and shall have executed and delivered the Facilities Use Agreement.
 Centocor shall not be in default, and no event shall have occurred which with the giving of notice or the passage of time, or both, could constitute a default under the Facilities Use Agreement.

              3.5 Consents. Centocor shall have obtained all consents, authorizations and approvals which are required to be obtained from any other person, including without limitation the Landlord, to enable Centocor to execute, deliver and perform this Agreement and the Facilities Use Agreement.

              3.5 Closing Documents. Centocor shall have delivered to the Company such certificates, other documents and instruments as the Company may reasonably request in connection with, and to effect, the transactions contemplated by this Agreement.

         Section 4.  Representations and Warranties
                     of the Company.

         The Company represents and warrants to Centocor as follows:

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              4.1  Organization, Good Standing and Qualification.  The
Company is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to carry on its business as currently conducted and as proposed to be conducted, to own its properties, and to enter into and perform this Agreement and the Facilities Use Agreement. The Company is not qualified as a foreign corporation in any jurisdiction and the Company's conduct of its business or its ownership or leasing of property does not make any such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the financial condition or results of operations of the Company.

              4.2 Capital Stock. The authorized capital stock and the outstanding capital stock of the Company as of the date of this Agreement consists in each case solely of the shares indicated on Exhibit 4.2(a) annexed hereto. All of the outstanding shares have been duly authorized and are fully paid and non-assessable. An accurate list of the Company's shareholders and their holdings as of the date of this Agreement is set forth in Exhibit 4.2(b) annexed hereto. Except for the holders of Series A Convertible Preferred Stock and the holders of Series B Convertible Preferred Stock, no person or entity is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Exhibit 4.2(c) annexed hereto, as of the date of this Agreement there are no outstanding warrants, options, convertible securities or other agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind, or to transfer any equity securities of any kind owned by it, and the Company is not obligated to issue any equity securities of any kind, or to transfer any equity securities of any kind owned by it. Except as listed on Exhibit 4.2(c) annexed hereto, as of the date of this Agreement the Company does not know of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the security holders of the Company relating to the securities held by them. The voting rights, designations, preferences, limitations and special rights of the Shares, when issued, shall be as fully set forth in the Articles. When issued, delivered and paid for pursuant to this Agreement, the Shares will be validly issued, fully paid and non-assessable.

              4.3 Subsidiaries. The Company does not own any shares of stock, partnership interest, joint venture interest or any other security or interest in any other corporation or other organization or entity.

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              4.4  Corporate Proceedings.  The execution, delivery and
performance of this Agreement and the Facilities Use Agreement have been duly authorized by all requisite action on the part of the officers, directors and shareholders of the Company. This Agreement and the Facilities Use Agreement constitute valid and binding obligations of the Company, enforceable in accordance with their terms. The Shares, when issued pursuant hereto, will be free and clear of all encumbrances and restrictions except for restrictions on transfer imposed by applicable securities laws, by this Agreement or by the Shareholders' Agreement, dated November 15, 1993, among the Company and Centocor and certain other shareholders of the Company (the "Shareholders' Agreement"). The Company has reserved a sufficient number of shares of its Common Stock (as hereinafter defined) for issuance upon the conversion of the Shares and such shares of Common Stock, when issued in accordance with the terms of the Shares, will be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws, by this Agreement or by the Shareholders' Agreement.

              4.5 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of the Company or any officer, director or key employee of the Company, threatened against or affecting the Company, or against the assets or business of the Company, or against any key employee, officer, director or shareholder of the Company in his capacity as such person or relating to any of his activities with the Company, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, except as would not have a material adverse effect on the Company.

              4.6 Compliance with Laws and Other Instruments. Neither the execution, delivery or performance of this Agreement, nor the offer, issuance, sale or delivery of the Shares to Centocor, nor the issuance of shares of Common Stock upon conversion of the Shares, with or without the giving of notice or passage of time, or both, will (i) violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company pursuant to, any provision of the Articles or the By-laws, or any contract, law, rule, regulation, judgment, decree or other document or instrument to which the Company is a party or by which it is bound or (ii) cause the Company to lose the benefit of any right or privilege it presently enjoys, except as contemplated by this Agreement.

              4.7 Governmental Consents; Offering of Shares. No consent, authorization, approval, permit or order of, or

                                          6


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declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement or the offer, issuance, sale or delivery of the Shares. Neither the Company nor any agent acting on its behalf has, directly or indirectly, sold or offered for sale, or solicited any offers to buy, any securities, or otherwise approached or negotiated with any person or persons, so as to subject the offer or sale of the Shares to Centocor to the provisions of
Section 5 of the Securities Act, and the Company agrees that neither it nor any agent acting on its behalf will take any action that would subject the offer or sale of the Shares to those provisions. Except as set forth on
Exhibit 4.7 hereto, neither the Company nor anyone acting on its behalf has directly or indirectly offered the Series B Convertible Preferred Stock or any part thereof or any similar security of the Company (or any other securities convertible or exchangeable for the Series B Convertible Preferred Stock or any similar security), for sale to, or solicited any offer to buy the same from, anyone other than Centocor. Assuming the accuracy of the representations and warranties of Centocor made herein, the offer, sale and issuance of the Series B Convertible Preferred Stock and the Common Stock issuable upon conversion of the Series B Convertible Preferred Stock do not and will not require registration under the Securities Act.

            4.8 Registration Rights. Except as described in Exhibit 4.8 to this Agreement and as contemplated by this Agreement, no person has any right to cause the Company to effect the registration under the Securities Act of any shares of Common Stock or any other securities (including debt securities) of the Company.

            4.9 Brokers and Finders. No person or firm has, or will have, any right, interest or valid claim against the Company or Centocor for any commission, fee or other compensation as a finder or broker or in any similar capacity as a result of any act or omission by the Company or anyone acting on behalf of the Company in connection with any transaction contemplated by this Agreement.

            4.10 Disclosure. Neither the representations and warranties made by the Company in this Agreement or the Exhibits annexed hereto nor any writing furnished to Centocor pursuant to this Agreement or in connection with this Agreement by the Company or anyone acting on its behalf contains any untrue statement of a material fact or omits to state any material fact required to make the statements herein or therein not misleading in the light of the circumstances under which those statements were made. There exists no fact or circumstance which, to the knowledge of the Company or any officer or director of the Company, materially adversely affects or could reasonably be

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anticipated to have a materially adverse effect on, the existing or expected financial condition, operating results, assets or business prospects of the Company.

         Section 5.  Representations and Warranties
                     of Centocor.

         Centocor represents and warrants to the Company as follows:

              5.1 Organization; Capacity. Centocor is a corporation organized under the laws of Pennsylvania, with full authority (corporate or otherwise) to make and perform its obligations under this Agreement and the Facilities Use Agreement.

              5.2 Authorization; No Breach. The execution, delivery and performance by Centocor of this Agreement and the Facilities Use Agreement have been duly authorized by all requisite corporate action and will not violate Centocor's articles of incorporation or constitute a breach of or default under any instrument to which Centocor is a party or by which any of its properties are bound.

              5.3 Binding Obligation. This Agreement and the Facilities Use Agreement constitute valid and binding obligations of Centocor enforceable in accordance with their terms.

              5.4 No Broker. No person or firm has, or will have, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker or in any similar capacity as a result of any act or omission by Centocor or anyone acting on behalf of Centocor in connection with any transaction contemplated by this Agreement.

              5.5 Purchase for Investment. Centocor is purchasing the Shares for its own account for investment and not with a view to or for sale in connection with any distribution of the Shares.

              5.6 Suitability. (a) Centocor has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and the merits of an investment in the Company; (b) Centocor can bear the economic risk of its investment (i.e., at the time of the investment Centocor can afford a complete loss of the investment and can afford to hold the investment for an indefinite period of time), and (iii) Centocor is an "Accredited Investor" as that term is defined in Regulation D under the Securities Act or to the extent Centocor is not an "Accredited Investor," Centocor is fully capable of

                                          8


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making all of the representations and warranties in this Section 5, including
(a) and (b) above, and by its execution hereof does so affirm.

              5.7 Registration or Sales. (a) Centocor understands that the Securities (as hereinafter defined) are not registered under the Securities Act nor any regulatory authority of any state and must be held indefinitely unless they are subsequently registered under the Securities Act and any applicable state law or an exemption from such registration is available; (b) Centocor is aware that any routine sales of the Shares or any shares received upon conversion of the Shares made under Rule 144 of the Commission (as hereinafter defined) under the Securities Act may only be made in limited amounts and in accordance with the terms and conditions of that Rule and that in cases where that Rule is not applicable, compliance with Regulation A or some other disclosure exemption will be required; and (c) Centocor understands that, except as otherwise provided herein, the Company is under no obligation whatsoever and has no intention to register the Shares or any shares that might be received upon conversion of the Shares under the Securities Act, to comply with any such Rule or exemption, or to supply Centocor with any information necessary to enable Centocor to make routine sales of the Shares, or any shares received upon conversion of the Shares, under Rule 144.

              5.8 Legended Certificates. Centocor understands that the certificates evidencing the Shares, and any other shares or equity securities distributed on or in respect of or in substitution for or upon conversion of such Shares (other than Shares that shall have been transferred pursuant to an effective registration statement), will bear a legend substantially in the following form until the Company's counsel determines that the legend is no longer advisable:

         "The securities evidenced by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as defined in Rule 144 promulgated under the Act. The securities may not be sold or offered for sale or otherwise distributed except (i) pursuant to an effective registration statement for the securities under the Act; (ii) in compliance with Rule 144; or (iii) after receipt of an opinion of counsel satisfactory to the company that such registration or compliance is not required as to said sale, offer or distribution."


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and that appropriate stop-transfer orders will be noted on the Company's stock records with respect to all Shares so legended.

              5.9 Confidentiality. Centocor shall hold in confidence any confidential information about the Company that Centocor has received or hereafter receives pursuant to any provision of this Agreement under circumstances indicating the confidentiality of such information until the Company shall have publicly disclosed such information, except information that otherwise comes into the public domain or is disclosed by a third party having the right to disclose it to Centocor without breach of this Agreement or any other agreement by which the disclosing party is bound.

            5.10 Lock Up. Centocor shall not, with respect to any public offering of the Company's securities which occurs following the Initial Closing Date, effect any public sale or distribution of the Securities during such period of time, if any, not to exceed 120 days, as any underwriter shall reasonably require in connection with such public offering.

            5.11 Investment Company Status. Centocor is not an "investment company" within the meaning of the Investment Company Act of 1940.

         Section 6.  Shares Subject to Repurchase Option.

              6.1 Repurchase Option. The Company shall have the right, but not the obligation, to repurchase any of the Shares, upon thirty (30) days' prior written notice from the Company to Centocor, at a purchase price of $2.50 per share (the "Repurchase Option").

              6.2 Shareholder Rights. Until such time as the Company actually exercises its Repurchase Option, Centocor shall have all the rights of a shareholder of the Company with respect to any Shares that have been issued and delivered to Centocor.

              6.3 Assignability of Repurchase Option. The Company, at its sole discretion, may assign the Repurchase Option.

              6.4 Expiration of Repurchase Option. The Repurchase Option shall expire at the earlier of (a) January 1, 1995 or (b) thirty (30) days after the Company has completed the sale of all currently authorized but unissued shares of the Company's Series B Convertible Preferred Stock.

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         Section 7.  Additional Agreements of the Parties.

              7.1 Intent to be Bound by Series B Agreement. The Company and Centocor hereby covenant to each other and agree to be bound, subject to the terms of this Agreement, by Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.10,
6.11, 6.12, 6.13, 6.16, 6.18, 6.20, 6.22, 6.23, 7 and 8 of the Series B
Agreement. The Company and Centocor agree that the term "Shares" as used in Sections 6.12, 6.13, 6.20, 7.9, 9.14 and 9.16 of the Series B Agreement, the term "Securities" as used in Sections 7 and 9.16 of the Series B Agreement and the term "Registerable Common Stock" as used in Section 7 of the Series B Agreement shall include the Shares, as defined herein.

              7.2 Intent to be bound by the Shareholders' Agreement. Centocor hereby covenants and agrees that all of the Shares shall be subject to the terms and conditions of the Shareholders' Agreement and that the term "Shares" as used in the Shareholders' Agreement shall include the Shares, as defined herein.

         Section 8.  Certain Definitions.

         For the purposes of this Agreement the following terms have the respective meanings set forth below:

              8.1 "Commission" means the Securities and Exchange Commission and includes any governmental body or agency succeeding to the functions thereof.

              8.2 "Common Stock" means the Company's Common Stock, par value $.01 per share.

              8.3 "Exchange Act" means, as of any given time, the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

              8.4 "Securities" means the Shares and any Common Stock issued upon conversion thereof, whether at the Initial Closing or thereafter, but shall not include any such Shares or Common Stock sold in any public offering or in any sale pursuant to Rule 144 under the Securities Act.

              8.5 "Securities Act" means, as of any given time, the Securities Act of 1933, as amended, or any similar federal law then in force.

              8.6 "Series B Agreement" means the Stock Purchase Agreement, dated as of November 15, 1993, by and among the Company and the Investors listed on Exhibit 1.1 thereto, as amended from time to time.

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              8.7  "Series B Investors" means Investors as defined in the
Series B Agreement.

              8.8 "Subsidiary" means any person, corporation, firm or entity at least the majority of the equity securities (or equivalent interest) of which are, at the time as of which any determination is being made, owned of record or beneficially by the Company, directly or indirectly, through any Subsidiary or otherwise.

              8.9 "Terminating Public Offering" means an underwritten public offering (whether on a "best efforts" or a "firm commitment" basis) for the account of the Company of Common Stock or securities convertible into or exchangeable for shares of Common Stock, where the aggregate sales price of the securities included in such sale (after deduction of any underwriting commissions, discounts and concessions) is at least $12,500,000 and the price per share of such securities is at least $3.33.

         Section 9.  Miscellaneous.

              9.1 Exhibits. The Exhibits attached to this Agreement constitute a part of this Agreement. They are incorporated herein by reference and shall have the same force and effect as if set forth in full in the main body of this Agreement.

              9.2 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements contained in this Agreement, or in any document, exhibit, schedule or certificate or in any other writing by any party delivered in connection herewith shall survive the execution and delivery of this Agreement and the Initial Closing Date and the consummation of the transactions contemplated hereby, regardless of any investigation made by or on behalf of Centocor. Notwithstanding the foregoing, all obligations of the Company under this Agreement, other than the obligations under Section 1.4, will cease and be of no further force and effect upon the closing of a Terminating Public Offering.

              9.3 Assigns; Parties in Interest. This Agreement shall bind and inure to the benefit of the Company, Centocor, each other person who shall become a registered holder of any certificate representing the Securities and the respective successors and assigns of the Company, Centocor and each such other person.

              9.4 Governing Law. This Agreement is being delivered and is intended to be performed in the Commonwealth of Pennsylvania and shall be governed by and construed and enforced

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in accordance with the internal laws of said Commonwealth, and without giving effect to conflicts of laws.

              9.5 Indemnification. The Company shall, with respect to the representations, warranties, covenants and agreements made by the Company herein, and Centocor shall, with respect to the representations, warranties, covenants and agreements made by Centocor herein, indemnify, defend and hold Centocor or the Company, as the case may be, harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any such representations, warranties, covenants or agreements of the Company or Centocor, as the case may be. Without limiting the generality of the foregoing, Centocor or the Company, as the case may be, shall be deemed to have suffered liability, loss or damage as a result of the untruth, inaccuracy or breach of any such representations, warranties, covenants or agreements if such liability, loss or damage shall be suffered by the Company as a result of, or in connection with, such untruth, inaccuracy or breach of any facts or circumstances constituting such untruth, inaccuracy or breach.

              9.6 Liability and Indemnification. The Company shall, to the full extent permitted by Sections 1741 through 1750 of the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania, as amended from time to time, indemnify all persons whom it may indemnify thereunder. To the fullest extent permitted by the Business Corporation Law of the Commonwealth of Pennsylvania, as amended from time to time, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

              9.7 Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by the Company or Centocor, Centocor or the Company, as the case may be, may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. Centocor or the Company acting pursuant to this Section 9.7 shall be indemnified against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses) in accordance with Section 9.6.

              9.8 Exchanges; Lost, Stolen or Mutilated Certificates. Upon surrender by Centocor to the Company of any certificate representing shares of Series B Convertible Preferred Stock (or Common Stock issuable upon conversion thereof)

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

purchased or acquired hereunder, the Company at its expense will issue in exchange therefor, and deliver to Centocor, a new certificate or certificates representing such shares, in such denominations as may be requested by Centocor. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any Securities purchased or acquired by Centocor hereunder, and in case of such loss, theft or destruction, upon delivery of any indemnity agreement satisfactory to the Company, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Company at its expense will issue and deliver to Centocor a new certificate for such Series B Preferred Stock (or Common Stock issuable upon conversion thereof) of like tenor, in lieu of such lost, stolen or mutilated certificate.

            9.9 Notices. All communications provided for in this Agreement shall be in writing and shall be sent to each party as follows:


    TO THE COMPANY                     TO CENTOCOR
    --------------                     -----------

    Vincent R. Zurawski, Jr., Ph.D.    David P. Holveck
    Apollon, Inc.                      Centocor, Inc.
    One Great Valley Parkway           200 Great Valley Parkway
    Malvern, PA  19355                 Malvern, PA 19355
    FAX:  (215) 647-9732               FAX:  (215) 889-0895

    With a Copy To:                    With a Copy To:

    Morris Cheston, Jr.,Esq.
    Ballard Spahr Andrews
      & Ingersoll
    1735 Market Street, 51st Floor
    Philadelphia, PA  19103
    FAX:  (215) 864-8999

or to such other address as such party may hereafter specify in writing, and shall be deemed given on the earlier of (a) physical delivery, (b) if given by facsimile transmission, when such facsimile is transmitted to the telephone number specified in this Agreement and telephone confirmation of receipt thereof is received, (c) three days after mailing by prepaid first class mail and (d) two days after mailing by prepaid overnight or express mail.

            9.10 Entire Agreement; Amendments. This Agreement and the Facilities Use Agreement constitute the entire agreement among the parties regarding the transactions contemplated herein. This Agreement may not be modified or amended except by written agreement of all parties hereto.

            9.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement.

            9.12 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be one and the same instrument.

            9.13 Disclosures Elsewhere. No representation or warranty contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto shall be considered to be breached due to the omission of matters required to be disclosed pursuant to the terms of this Agreement if the matter or matters giving rise to any such breach or omission is or are disclosed anywhere in this Agreement or in any of the exhibits, schedules, certificates or other documents delivered pursuant hereto.

         IN WITNESS WHEREOF, each of the parties hereto has fully executed this Agreement all as of the day and year first above written.

                             APOLLON, INC.


                             By:  /s/ Vincent R. Zurawski, Jr.
                                 -------------------------------
                                 Vincent R. Zurawski, Jr.
                                 President



                             CENTOCOR, INC.


                             By:  /s/ David P. Holveck
                                 -------------------------------
                                 Name:  David P. Holveck
                                 Title:  President

                                   Exhibits



Exhibit 1.2(a)          -    Form of Facilities Use Agreement

Exhibit 1.2(b)          -    Facilities Upgrade Standards

Exhibit 2.1             -    Form of Opinion of Ballard Spahr Andrews
                             & Ingersoll

Exhibit 4.2(a)          -    Authorized Capital Stock

Exhibit 4.2(b)          -    Shareholders of the Company

Exhibit 4.2(c)          -    Warrants, Convertable Securities, Options or Other
                             Agreements With Shareholders

Exhibit 4.7             -    Offers of Securities

Exhibit 4.8             -    Registration Rights